EXHIBIT 99

PepsiAmericas Reports First Quarter Results
and Reaffirms Full Year Guidance

Minneapolis, April 25, 2006 — PepsiAmericas, Inc. (NYSE: PAS) today reported net income of $14.1 million in the first quarter of 2006, with net sales up 2.3 percent and worldwide volume down 1.1 percent. Diluted earnings per share (EPS) was $0.11 in the first quarter of 2006, which included a $0.01 special charge related to restructuring actions in Central Europe to reduce costs. These results compared to first quarter reported net income in 2005 of $20.8 million, or EPS of $0.15. The first quarter of last year also included a special charge in Central Europe that reduced EPS by $0.01.

•      Worldwide volume declined 1.1 percent for the quarter, driven by U.S. volume declines of 2.0 percent, partially offset by volume increases of 2.0 percent in Central Europe and 4.6 percent in the Caribbean.

•      Worldwide average net selling price increased 2.8 percent, driven by U.S. net pricing, up 3.6 percent.

•      Gross profit declined 0.7 percent to $347.8 million, also due in part to higher cost of goods sold, which was up 4.6 percent on a per unit basis.

•      Reported operating income was $45.7 million, compared to $55.1 million in the first quarter of 2005.

“While our first quarter results were less than we wanted,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas, “I am confident that we will deliver our full-year earnings per share guidance.”

According to Mr. Pohlad, PepsiAmericas’ domestic business experienced volume declines due to the timing of the Easter holiday, as well as the unfavorable impact of higher pricing in certain packages in their carbonated soft drink business.

“We have taken some very specific steps to address first quarter volume performance to achieve our 1 to 2 percent volume growth in the U.S. First, we have adjusted our pricing to get back in line with the market, and in line with our full year guidance. And, as a result, we are seeing our volume improve. Also, we have strengthened our promotional activity in our carbonated soft drink category with incremental marketing programs around take-home and single-serve packages. These initiatives, along with the momentum behind our non-carbonated portfolio and on-premise channel, enable our top-line growth outlook.”

Elaborating on the company’s non-carbonated beverage performance, he said, “We grew our domestic non-carb portfolio 23 percent in the quarter, our best volume performance yet. Strong innovation, increased distribution, and the continued roll-out of our multi-pack PET packages are expected to accelerate this momentum going forward.”

First Quarter U.S. Operations Highlights

Volume was down 2.0 percent in the quarter compared to the prior year quarter. Carbonated soft drink volume declined 6 percent, largely due to less promotional activity related to the Easter holiday shift, as well as volume declines in take-home can packages, particularly the 24-pack cube. The company grew the non-carbonated beverage category 23 percent in the quarter, consistent with its focus to grow this segment. Aquafina volume grew 35 percent, while the balance of the non-carbonated beverage portfolio grew 14 percent, led by Lipton Iced Tea, Frappuccino and Tropicana. Non-carbonated beverages accounted for 16 percent of the U.S. volume in the first quarter, compared to 13 percent last year. Single-serve package volume increased 1 percent for the quarter.

Net sales in the U.S. grew 2.3 percent to $728.4 million in the first quarter, driven by higher pricing. Net pricing per unit rose 3.6 percent over the prior year quarter. Mix contributed approximately one-fourth of the net pricing improvement and the remainder came from rate. Domestic cost of goods sold per unit increased 5.6 percent, mainly due to the higher commodity costs, higher non-carbonated mix related costs, and the lapping of prior year favorability. Gross profit declined 0.9 percent to $310.6 million, reflecting the increased cost of goods sold and lower volumes.

Selling, delivery and administrative expenses increased 2.8 percent, or $6.8 million, to $252.9 million, and remained relatively flat as a percentage of sales.

U.S. operating income in the first quarter was $57.7 million, down 14 percent, reflecting the lower volume and increased costs.

First Quarter International Operations Highlights

“In our international businesses, we are off to a solid start,” continued Mr. Pohlad. “Central European volume grew, while the Caribbean delivered strong top line growth. We also intend to acquire the remaining 51 percent interest in the Romanian Pepsi bottler later this year, increasing our presence in developing international markets.”

Volume in Central Europe grew 2.0 percent in the first quarter. Central Europe net sales were $68.4 million in the first quarter, down 2.4 percent. Average net pricing declined 4.6 percent driven by unfavorable foreign currency translation (forex), as net pricing in local currency increased 2.0 percent. The cost of goods sold per unit decreased by 4.5 percent, primarily reflecting the lapping of higher sugar costs related to the EU accession and favorable forex. Gross profit was $24.2 million in the quarter, down $1.0 million from the previous year and unfavorably impacted by forex. Selling, delivery and administrative expenses of $33.0 million remained relatively flat compared to the previous year.

In line with the company’s continued focus on improving productivity and reducing costs, the Central European operations recorded a $2.2 million pretax charge in the quarter, primarily reflecting headcount reduction. The company plans to use the cost savings generated by this restructuring to drive top-line growth. The Central European business reported an operating loss of $11.0 million in the quarter, which included a $0.4 million unfavorable forex impact. This compared to a $10.3 million operating loss in the prior year, which included a $2.5 million pretax special charge.

The Caribbean business reported a volume increase of 4.6 percent. This volume growth combined with pricing, up 5.3 percent, drove top line growth of 9.3 percent to $51.7 million in the first quarter. Cost of goods sold per unit increased 5.6 percent, while gross profit grew to $13.0 million in the quarter, up 9.2 percent from last year. Selling, delivery and administrative costs increased 2.9 percent, resulting in an operating loss of $1.0 million for the quarter, an improvement of $0.7 million compared to the prior year.

Outlook

“I am encouraged by the top-line growth initiatives that took hold in the latter part of the quarter. Combined with balanced revenue management and incremental marketing programs in the U.S. and a positive outlook in our international businesses, I am confident in our ability to deliver our full year operating targets,” reaffirmed Mr. Pohlad.

The company is reaffirming its full year 2006 adjusted EPS outlook in the range of $1.44 to $1.49, which excludes the impact of special charges but includes a $0.01 per share charge related to stock option expenses and the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments.”  This compares to an adjusted EPS of $1.37 in 2005. The 2005 reported EPS of $1.42 benefited from several items that increased EPS by $0.05, as previously reported.

In addition, the company also expects its acquisition of the remaining stock of the Romanian Pepsi bottler to be accretive to 2006 earnings; however, closing is subject to Romanian regulatory approval.

PepsiAmericas will hold its first quarter earnings conference call at 9:00 AM CDT today, Tuesday, April 25, 2006, through a live webcast over the internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in the U.S., Central Europe, and the Caribbean. PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi Co, and other national and regional brands. Additional information on PepsiAmericas is available at www.pepsiamericas.com.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings: and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 31, 2005.

Contact:

Sara Zawoyski

Investor Relations

612-661-3830

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE FIRST QUARTER OF FISCAL 2006

COMPARED WITH THE FIRST QUARTER OF FISCAL 2005

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	First Quarter
	2006	2005

Net sales	$848.5	$829.4
Cost of goods sold	500.7	479.1
Gross profit	347.8	350.3
Selling, delivery and administrative expenses	299.9	292.7
Special charges, net	2.2	2.5
Operating income	45.7	55.1
Interest expense, net	23.1	19.1
Other expense, net	1.8	2.7
	20.8	33.3
Income before income taxes and equity in net earnings of nonconsolidated companies
Income taxes	7.9	12.5
Equity in net earnings of nonconsolidated companies	1.2	—

Net income	$14.1	$20.8

Weighted average common shares:
Basic	130.3	137.2
Incremental effect of stock options and awards	2.1	2.3
Diluted	132.4	139.5

Earnings per share:
Basic	$0.11	$0.15
Diluted	$0.11	$0.15

Cash dividends per share	$0.125	$0.085

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF THE END OF THE FIRST QUARTER 2006 AND FISCAL YEAR 2005

(UNAUDITED AND IN MILLIONS)

	2006	2005

Cash and cash equivalents	$110.7	$116.0
Receivables, net	215.8	213.8
Inventory	217.6	194.2
Other current assets	79.9	74.2
Total current assets	624.0	598.2

Net property and equipment	1,107.9	1,114.1
Goodwill and intangible assets, net	2,167.1	2,160.1
Other assets	173.3	181.4

Total assets	$4,072.3	$4,053.8

Short-term debt, including current maturities of long-term debt	$419.1	$290.4
Payables	203.7	208.4
Other current liabilities	200.6	223.2
Total current liabilities	823.4	722.0

Long-term debt	1,273.8	1,285.9
Deferred income taxes	242.2	245.1
Other liabilities	228.0	231.5

Total liabilities	2,567.4	2,484.5

Shareholders’ equity	1,504.9	1,569.3

Total liabilities and shareholders’ equity	$4,072.3	$4,053.8

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST QUARTER OF FISCAL 2006

COMPARED WITH THE FIRST QUARTER OF FISCAL 2005

(UNAUDITED AND IN MILLIONS)

	First Quarter
	2006	2005

Cash Flows from Operating Activities:
Income from continuing operations	$14.1	$20.8
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	47.1	47.0
Deferred income taxes	(5.0)	(2.0)
Special charges, net	2.2	2.5
Cash outlays related to special charges	(0.7)	(0.6)
Pension contributions	(10.0)	(2.0)
Equity in net earnings of nonconsolidated companies	(1.2)	—
Excess tax benefits from share based payment arrangements	(4.0)	—
Other	6.6	10.7
Changes in assets and liabilities, exclusive of acquisitions:
Net change in primary working capital	(18.0)	(13.4)
Decrease in securitized receivables	—	(14.0)
Net change in other assets and liabilities	(16.2)	(14.2)
Net cash provided by operating activities of continuing operations	14.9	34.8

Cash Flows from Investing Activities:
Franchises and companies acquired, net of cash acquired	(6.6)	(350.0)
Capital investments	(41.8)	(25.3)
Proceeds from sales of property	2.5	0.6
Net cash used in investing activities	(45.9)	(374.7)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	251.7	103.4
Proceeds from issuance of long-term debt	—	297.0
Repayment of long-term debt	(134.7)	(0.2)
Treasury stock purchases	(74.6)	(56.5)
Excess tax benefits from share based payment arrangements	4.0	—
Issuance of common stock	11.0	22.5
Cash dividends	(27.7)	(11.7)
Net cash provided by financing activities	29.7	354.5

Net operating cash flows used in discontinued operations	(3.7)	(2.4)
Effects of exchange rate changes on cash and cash equivalents	(0.3)	0.6
Change in cash and cash equivalents	(5.3)	12.8
Cash and cash equivalents at beginning of year	116.0	74.9
Cash and cash equivalents at end of quarter	$110.7	$87.7

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measure discussed in conjunction with the earnings release to the most comparable U.S. GAAP measure.

Non-GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, net income and basic and diluted earnings per share. To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involving special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes the adjustments discussed in this earnings release that impact comparability of the periods presented:

	First Quarter 2006		First Quarter 2005
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income

As Reported	$45.7	$14.1	$55.1	$20.8
Items impacting comparability
Special charges, net	2.2	1.4	2.5	1.6
Adjusted Comparisons	$47.9	$15.5	$57.6	$22.4

Weighted average common shares:
Basic		130.3		137.2
Incremental effect of stock options and awards		2.1		2.3
Diluted		132.4		139.5

Earnings per share - basic
As reported		$0.11		$0.15
As adjusted		$0.12		$0.16
Earnings per share - diluted
As reported		$0.11		$0.15
As adjusted		$0.12		$0.16

Adjustments included in this summary were as follows:

Special charges - During the first quarter of 2006, we recorded special charges, net, in Central Europe of $2.2 million ($1.4 million after taxes) related primarily to a reduction in the workforce as we continue to rationalize our cost structure. These special charges were primarily for severance costs and related benefits.

During the first quarter of 2005, we recorded special charges, net of $2.5 million ($1.6 million after taxes) in Central Europe. These special charges were primarily for severance costs and related benefits and asset write-downs.

2. Effective in 2006, we adopted SFAS No. 123(R) Share-Based Payment, which is a revision to SFAS No. 123 and supersedes APB No. 25. Generally, SFAS No. 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the income statement, establishes fair value as the measurement objective and requires entities to apply a fair value-based measurement method in accounting for share-based payment transactions. The net income impact of adopting SFAS No. 123(R) was $0.5 million in the first quarter and is estimated to be $1.5 million for the full year. Prior to fiscal year 2006, in accordance with existing accounting guidance, we were not required to recognize the expense associated with stock options and the fiscal year 2005 financial statements do not reflect this expense. For comparative purposes, if SFAS 123(R) had been implemented in 2005, the net income impact on the quarter and the full year would have been approximately $0.8 million and  $2.5 million, respectively.